SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Linear Technology Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LINEAR TECHNOLOGY CORPORATION
___________________________

Notice of Annual Meeting of Stockholders
To Be Held on November 6, 2013

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Linear Technology Corporation, a Delaware corporation (the “Company”), will be held on November 6, 2013 at 3:00 p.m., local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 29, 2014.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of the Company's common stock at the close of business on September 9, 2013, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about September 27, 2013, a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners at the close of business on September 9, 2013. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

     The Notice will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote as promptly as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or (3) by marking, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

FOR THE BOARD OF DIRECTORS

/s/ Paul Coghlan

Paul Coghlan
Secretary

Milpitas, California
September 16, 2013

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

LINEAR TECHNOLOGY CORPORATION
___________________________

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF STOCKHOLDERS
___________________________

INFORMATION CONCERNING SOLICITATION
AND VOTING

General

     The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Linear Technology Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on November 6, 2013, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035. The telephone number at that location is (408) 432-1900.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended June 30, 2013, including financial statements, were mailed on or about September 27, 2013 to known stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on September 9, 2013 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date 238,520,656 shares of the Company's common stock, par value $0.001, were issued and outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Paul Coghlan, Vice President of Finance, Chief Financial Officer and Secretary) a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person. A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be.

Voting Rights and Solicitation of Proxies

     On all matters other than the election of directors, each share has one vote. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at seven) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless at least one stockholder has, prior to the voting, given notice at the meeting of the stockholder's intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible.

     The Company will bear the cost of soliciting proxies. Solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, e-mail or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to these persons for these services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners.

Quorum; Abstentions; Broker Non-Votes

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances or as discussed below, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and the Company's Bylaws for approval of proposals presented to stockholders. A quorum consists of the presence, in person or by proxy, of a majority of outstanding shares of the Company's common stock entitled to vote.

     When proxies are properly dated, executed and returned, the shares represented by those proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

     Pursuant to Delaware law, the Inspector will include shares that are voted “WITHHELD” or “ABSTAIN” on a particular matter among the shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting generally, and also among the shares voting on that particular matter (the “Votes Cast”). Broker non-votes on a particular matter will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of “Votes Cast” with respect to the matter on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the determination as to whether the requisite approval has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

     Stockholders are entitled to present proposals for action at a forthcoming Annual Meeting of Stockholders if they comply with the requirements of the Company's Bylaws and the proxy rules established by the SEC. Stockholders' proposals that are to be submitted for inclusion in the Company's proxy statement and form of proxy card for next year's Annual Meeting must be received by the Company no later than 120 days prior to the one year anniversary date of the mailing of this Proxy Statement. Assuming a mailing date of September 27, 2013 for this Proxy Statement, the deadline for stockholder proposals for next year's Annual Meeting will be May 30, 2014.

     In addition, under the Company's Bylaws, a stockholder wishing to make a proposal at next year's Annual Meeting, including nominating someone other than management's slate of nominees for election to the Board of Directors, must submit that proposal to the Company not less than 90 days prior to the meeting (or, if the Company gives less than 100 days notice of the meeting, then within 10 days after that notice). The Company may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year's Annual Meeting. In addition, assuming a mailing date of September 27, 2013 for this Proxy Statement, the proxy holders at next year's Annual Meeting will have similar discretionary authority to vote on any matter that is submitted to the Company after August 13, 2014.

Internet and Electronic Availability of Proxy Materials

     In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of the Company's proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability. These proxy materials will be available free of charge.

     The Company expects to mail the Notice of Internet Availability on or about September 27, 2013, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company's proxy materials on a website referred to in the Notice of Internet Availability.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company's Bylaws currently provide for a Board of seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than seven persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them as of September 9, 2013, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert H. Swanson, Jr.	75	Executive Chairman and Former Chief Executive Officer of the Company	1981
Lothar Maier	58	Chief Executive Officer of the Company	2005
Arthur C. Agnos	75	Former Mayor of San Francisco, CA	2010
John J. Gordon	67	Former Senior Investment Officer of State Farm Mutual Automobile Insurance Company	2010
David S. Lee	76	Chairman, eOn Communication Corp.	1988
Richard M. Moley	74	Former President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	62	Former Chief Executive Officer, Dubai Group LLC	1984

     There are no family relationships among the Company's directors and executive officers.

     Mr. Swanson, a founder of the Company, has served as Executive Chairman of the Board of Directors since January 2005. Prior to that time he served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and prior to that time as President, Chief Executive Officer and a director of the Company since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University. Mr. Swanson’s qualifications to sit on our Board of Directors result from his more than four decades of experience in the semiconductor industry, including his role as the Company’s founder and his 25 years of experience as our Chief Executive Officer.

     Mr. Maier was named Chief Executive Officer of the Company in January 2005. Prior to that, Mr. Maier served as the Company's Chief Operating Officer from April 1999 to January 2005. Before joining the Company, Mr. Maier held various management positions at Cypress Semiconductor Corp. from July 1983 to March 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley. Mr. Maier serves on the board of directors of FormFactor, Inc. Mr. Maier’s qualifications to sit on our Board of Directors result from his three decades of experience in the semiconductor industry, including eight years as our Chief Executive Officer.

     Mr. Agnos serves on the Board of Directors of Global Food Technologies and he formerly served as a Director of Countrywide Treasury Bank until July 2008. From February 2001 to September 2005, Mr. Agnos served as a consultant for E.J. De La Rosa & Co., Inc., an investment banking firm. Mr. Agnos has extensive experience in executive roles and decision-making at the federal, state and local government levels as Mayor of San Francisco, as an elected member of the California State Legislature and as a senior Presidential appointee in the U.S. Department of Housing and Urban Development. Mr. Agnos began his elective career in the California legislature, where he served as Chair of the Joint Legislative Audit Committee. He has served as the Chair of the Assembly Ways and Means Health and Welfare Subcommittee of the California legislature. From June 1993 to January 2002, he was the Regional Director of the U.S. Department of Housing and Urban Development in the Pacific-Hawaii region. Mr. Agnos received a B.A. from Bates College and a Master in Social Work from Florida State University. Mr. Agnos’ qualifications to sit on our Board of Directors result from his experiences in various leadership positions within federal and state governments.

     Mr. Gordon was employed by State Farm Mutual Automobile Insurance Company from October 1976 until his retirement in March 2012, in its investment department, as an investment analyst and since 1999 as Senior Investment Officer. From 1981 to March 2012, Mr. Gordon was involved in the analysis and selection of equity investments, specifically in the areas of technology and telecommunications and participated in the management of investment portfolios for the State Farm Companies and its Associates’ Mutual Funds. Mr. Gordon received a B.A. in Economics from the University of Michigan in 1971 and an M.B.A. from Illinois State University in 1981. Mr. Gordon is a Chartered Financial Analyst. Mr. Gordon’s qualifications to sit on our Board of Directors result from his 35 years of experience as a financial analyst, which we believe enables him to provide valuable perspectives on the Company’s corporate planning, budgeting, and financial reporting.

     Mr. Lee is Chairman of the Board and former Chief Executive Officer of eOn Communication Corp., Chairman of the Boards of Cortelco, Inc., and Symbio, a member of the Board of Vizio Inc., and a Regent Emeritus of the University of California. He also serves as a Senior Advisor to Silver Lake, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. ("DTC"), and in 1988, DTC acquired and merged with Qume. Mr. Lee served as a member of the President's Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, and founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers' Association and the Monte Jade Science and Technology Association. Mr. Lee is also a founder and member of the board of directors of the Tech Museum of Innovation. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University. Mr. Lee’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry, augmented by his knowledge and exposure to international matters particularly in the Asia-Pacific region.

     Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Echelon Corporation and Calient Networks. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University. Mr. Moley’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry.

     Mr. Volpe served as Chief Executive Officer of Dubai Group LLC from February 2007 until March 2010, and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, Jackson Laboratories, EFG-Hermes Holding Company and Minor League Baseball. Mr. Volpe received an A.B. in Economics from Harvard University, a M.Sc. in Economics from the London School of Economics and an M.B.A. from the Harvard Business School. Mr. Volpe’s qualifications to sit on our Board of Directors result from his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

Board Meetings and Committees

     The Board of Directors of the Company held a total of six meetings during the fiscal year ended June 30, 2013. No director attended fewer than 75% of the meetings of the Board of Directors and the Board committees upon which he was then serving. All directors then on the Board except for Mr. Volpe attended our 2012 Annual Stockholders’ Meeting.

Audit Committee

     The Audit Committee currently consists of directors Gordon, Lee, Moley and Volpe, and held a total of six meetings during the last fiscal year. The Audit Committee appoints, compensates and oversees the Company's independent registered public accounting firm. The Audit Committee also approves the accounting fees paid to the independent accounting firm and pre-approves all audit and non-audit services to be provided by them. In addition, the Audit Committee also monitors the independence of the independent accounting firm. The Audit Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

     The Audit Committee meets with senior management and independently with the independent accounting firm on a quarterly basis to review the general scope of the Company's accounting activities, financial reporting, quarterly reports, annual audit, matters relating to internal control systems, and the results of the annual audit.

     The Audit Committee also reviews and approves any proposed transactions between the Company and officers and directors or their affiliates. No such transactions were proposed or approved during fiscal 2013.

     The Board of Directors has determined that Mr. Volpe, the Chairman of the Audit Committee, is an “Audit Committee Financial Expert,” as that phrase is defined in the rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of directors Agnos, Gordon, Moley and Volpe, and held a total of five meetings during the last fiscal year. Mr. Moley is Chairman of the Compensation Committee. The committee reviews and approves the Company's executive compensation policies, the salaries and bonus plans for and payments to the Company's executive officers, and makes recommendations to the Board regarding compensation of directors. The committee also administers the Company's equity incentive plans. The Compensation Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee currently consists of directors Agnos, Gordon and Lee, and held three meetings during the last fiscal year. Mr. Lee is Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for proposing nominees for election as directors by the Company's stockholders at the Annual Meeting. The committee reviews the size and composition of the Board and determines the criteria for membership. The committee also reviews and considers nominees for election to the Board, including any nominee submitted by the stockholders. In addition, the committee reviews the composition of the Board’s committees and recommends directors to serve as committee members and directors to be chairmen of such committees. The Nominating and Corporate Governance Committee also has oversight of corporate governance matters. The Nominating and Corporate Governance Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Corporate Governance Matters

   Policy for Director Recommendations and Nominations

     The Nominating and Corporate Governance Committee considers candidates for Board membership proposed by the Board of Directors, management and the Company's stockholders. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of the Company. These stockholders must have held their shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating and Corporate Governance Committee will consider a nominee recommended by the Company's stockholders in the same manner as a nominee recommended by members of the Board of Directors or management.

     A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to the Company, attention of:

Nominating and Corporate Governance Committee
c/o Linear Technology Corporation
720 Sycamore Drive
Milpitas, CA 95035

The notice must include:

  The candidate's name, and home and business contact information;

  Detailed biographical data and relevant qualifications of the candidate;

  A signed letter from the candidate confirming his or her willingness to serve;

  Information regarding any relationships between the candidate and the Company within the last three years; and

  Evidence of the required ownership of common stock by the recommending stockholder.

     In addition, a stockholder may nominate a person for election to the Board of Directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the advance notice and other requirements set forth in the Company's Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an Annual Meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals."

     Where the Nominating and Corporate Governance Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating and Corporate Governance Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the committee considers a number of factors, as set forth in the Nominating and Corporate Governance Committee charter. Such factors include:

  The current size and composition of the Board of Directors and the needs of the Board and the respective Board committees.

  Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

  Such other factors as the committee may consider appropriate.

     As noted above, diversity is one of the numerous criteria the Nominating and Corporate Governance Committee reviews and considers before recommending a candidate.

     The Nominating and Corporate Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

  The highest personal and professional ethics and integrity.

  Proven achievement and competence in the nominee's field and the ability to exercise sound business judgment.

  Skills that are complementary to those of the existing Board members.

  The ability to assist and support management and make significant contributions to the Company's success.

  An understanding of the fiduciary responsibilities that are required of a member of the Board, and the commitment of time and energy necessary to diligently carry out those responsibilities.

     In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated for election to the Board, and the Board of Directors determines the actual nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

   Stockholder Communications to Directors

     Stockholders may communicate directly with the members of the Company's Board of Directors by sending a written communication to the Board of Directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by the Company's Chief Financial Officer and submitted to the Board or an individual director, as appropriate, on a periodic basis.

     The Company strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

   Independence of Directors

     In July 2013, the Board of Directors undertook a review of the independence of its directors and considered whether any of them had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Swanson, the Company's Executive Chairman and former Chief Executive Officer, and Mr. Maier, the Company's current Chief Executive Officer, are independent of the Company and its management under applicable SEC and Nasdaq corporate governance standards. In addition, the Board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established by applicable SEC and Nasdaq standards.

     As part of each regularly scheduled meeting of the Board of Directors, the independent directors meet separately from management and the non-independent directors.

   Code of Business Conduct and Ethics

     The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of the Company, including the Company's senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.linear.com. The Company also intends to post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

   Board Leadership Structure

     The Company currently has no specific policy regarding the separation of the roles of Executive Chairman and CEO. This decision is made by the Board based on the best interests of the Company and its stockholders under the circumstances existing at the time. Currently, the roles of CEO and Executive Chairman are held by two different individuals. The CEO is responsible for setting the strategic direction for the Company, the day-to-day operations, leadership and directing performance of the Company. The Executive Chairman of the Board also is involved in setting the strategic direction of the Company and additionally provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Swanson, our Executive Chairman, is an employee of the Company and is therefore not “independent.” The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

   The Board's Oversight of Risk

     The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for the assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company's compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company's policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific risk that each Committee oversees.

Vote Required and Recommendation of Board of Directors

     The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Votes “withheld” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors under Delaware law.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

     The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires publicly traded companies to periodically hold non-binding advisory stockholder votes on the compensation policies and practices set forth in their proxy statements relating to those of their officers designated as “named executive officers.” The requirement, commonly known as a “say-on-pay” vote, enables stockholders to express their views regarding the compensation of their companies’ top executive officers and thus provides the board of directors and compensation committees of these companies information regarding stockholder views on executive compensation.

     Accordingly, the Company’s stockholders are being asked at the Annual Meeting to vote on a proposal regarding the compensation philosophy, policies and practices of the Company as a whole for our named executive officers as a group, as described in detail in the “Executive Compensation” section of this proxy statement beginning on page 17 below. This vote addresses the overall compensation of all of the Company’s named executive officers and the entire package of compensation philosophy, policies and practices described in this proxy statement. This vote is not intended to address any specific item of compensation or any specific named executive officer.

     The Board of Directors believes strongly that the Company’s current compensation programs are right for the Company and our stockholders at the current time. The Company’s current compensation programs are described in detail in the section of this proxy statement entitled "Compensation Discussion and Analysis." The Company’s executive compensation programs are designed to attract, retain, and motivate talented individuals who possess the executive experience and the leadership skills needed by the Company in order to maintain and increase stockholder value. The Company seeks to provide executive compensation that is competitive with that provided by companies in its peer group of analog semiconductor manufacturers, along with other companies with which it competes for talent. The Company also seeks to provide both near-term and long-term financial incentives to our executives that reward them for good performance and achieving financial results and strategic objectives that are expected to contribute to increased long-term stockholder value.

     Underlying these incentives is a strong philosophy of “pay for performance” that forms the foundation of decisions regarding the compensation of our executive officers. This compensation philosophy, which has been consistent over many years, is designed to align the interests of our executive officers with the interests of our stockholders and is central to our ability to attract, retain and motivate executive leaders to guide the Company though market challenges over the long-term. For example, the Company’s semi-annual cash bonus plan for officers and key employees is specifically designed to provide executives with higher bonuses when the Company’s financial results are strong and reduced bonuses when results lag. Similarly, executives, as well as other employees, participate in the Company’s profit-sharing program, with payout amounts varying by their very nature with variations in the Company’s operating profit. In addition, the performance metrics used to determine maximum bonus amounts payable to named executive officers under the Company’s Senior Executive Bonus Plan are based on annual revenue growth and annual operating profit margin, thus directly tying such amounts to the Company’s financial performance. The result is that, bonus amounts generally represent a constant percentage of profits, and fluctuate up and down in actual Dollar based on the Company’s financial performance. See the “Executive Compensation” section beginning on page 17 below for more information.

     The Company has demonstrated consistent strong financial performance both in the short-term, e.g. the last fiscal year, and in the long-term over the last 25 years. The Company has consistently maintained high profit margins and generated strong cash flows from operations. The Company believes that its named executive officers have contributed significantly to these achievements. Their tenure with the Company ranges from 12 years to 32 years, with an average of 23 years of experience with the Company, thus both validating the retention aspects of the Company’s compensation approach and, more importantly, providing the Company with consistent, steady and experienced leadership that has been able to guide the Company to consistently strong financial performance over multi-year periods.

     The Board of Directors strongly believes in the effectiveness and appropriateness for the Company of its compensation programs. The Company believes this confidence is shared by its stockholders, as evidenced by the favorable vote of 75% of its stockholders on the similar proposal presented at last year’s annual meeting. The Company’s compensation practices have again not changed from fiscal 2012 to fiscal 2013 and the Board hopes that the stockholders will continue to believe in the effectiveness and appropriateness of the Company’s executive compensation program, and will express their belief through a favorable vote on this proposal at this Annual Meeting.

     This say-on-pay vote is advisory, and although its results are not binding on the Company, our Board of Directors and its Compensation Committee look forward to the stockholders input it provides as an indication of stockholder sentiment about our executive compensation philosophy, policies and practices. The Board of Directors and the Compensation Committee value the opinions of the Company’s stockholders and they will include that vote among the variety of factors that they consider when setting future compensation for executive officers.

Text of Resolution

     “RESOLVED, that the Company’s stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required and Recommendation of the Board of Directors

     Approval of the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending June 30, 2013, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Board of Directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

	Fees Paid to Ernst & Young LLP
	2012	2013
Audit Fees(1)	$856,000	$886,400
Audit-Related Fees(2)	11,000	5,000
Tax Fees(3)	110,000	85,000
All Other Fees(4)	-	-
Total	$977,000	$976,400
____________________

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements and review of the interim consolidated financial statements included in the Company's public reports and any other services that Ernst & Young normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.
(2)	Audit-Related Fees consist of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements but that are not reported under “Audit Fees.” The services for the fees disclosed under this category are for procedures performed related to the Company's filing to comply with California environmental regulations.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.
(4)	All Other Fees consist of fees for products and services other than those reported above.

Pre-Approval Process for Auditor Services

     All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required and Recommendation of Board of Directors

     The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 29, 2014.

BENEFICIAL SECURITY OWNERSHIP OF
DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's common stock, as of the Record Date, by (a) each beneficial owner of more than 5% of the Company's common stock, (b) the Company's Chief Executive Officer, Chief Financial Officer and three other executive officers of the Company who, based on their total compensation, were the most highly compensated in fiscal 2013 (collectively, the “Named Executive Officers”), (c) each director of the Company, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Common Stock
Beneficial Owner	Shares	Percentage
State Farm Insurance Companies (1)	17,490,900	7.3%
One State Farm Plaza
Bloomington, IL 61710
Vanguard Group Inc (2)	17,104,799	7.2%
PO Box 2600
Valley Forge, Pennsylvania 19482-2600
First Eagle Investment Management, LLC (1)	15,826,119	6.6%
1345 Avenue of the Americas
New York, NY 10105-4300
Capital World Investors (3)	14,992,369	6.3%
333 South Hope Street
Los Angeles, CA 90071
SSgA Funds Management Inc. (2)	14,898,973	6.2%
1 Lincoln Street
Boston, MA 02111
Capital Research Global Investors (3)	12,095,000	5.1%
333 South Hope Street
Los Angeles, CA 90071
Robert H. Swanson, Jr. (4)	445,197	*
Lothar Maier (5)	573,859	*
Paul Coghlan (6)	555,793	*
Robert C. Dobkin (7)	618,678	*
Donald E. Paulus (8)	157,298	*
Arthur C. Agnos (9)	12,000	*
John J. Gordon (10)	16,594	*
David S. Lee (11)	58,000	*
Richard M. Moley (12)	58,000	*
Thomas S. Volpe (13)	162,000	*
All directors and executive officers as a group (17 persons) (14)	3,787,471	1.6%
____________________

*	Less than one percent of the outstanding common stock.
(1)	Based on information as of September 9, 2013 provided by State Farm Insurance Companies and First Eagle Investment Management, LLC.
(2)	Based on information as of June 30, 2013 as filed with the Securities and Exchange Commission.
(3)	Based on information as of December 31, 2012 reported on Schedule 13G filed with the Securities and Exchange Commission.
(4)	Includes (i) 260,000 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson, Trustees of the Robert H. Swanson, Jr. and Sheila L. Swanson Trust U/T/A dated May 27, 1976, (ii) 166,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(5)	Includes 220,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 176,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(6)	Includes 101,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 77,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(7)	Includes (i) 1,800 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin, Trustees of the Dobkin Family Trust dated April 16, 1991, (ii) 353,696 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust, (iii) 158,300 shares issued in the name of Robert C. Dobkin TR UA 01/27/2011 The Dobkin 2011 Living Trust as his sole and separate property, (iv) 37,500 shares issuable pursuant to options exercisable within 60 days of September 9, 2013, and (v) 53,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(8)	Includes 90,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 53,500 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(9)	Consists of 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(10)	Consists of 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(11)	Consists of 40,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(12)	Includes (i) 6,000 shares issued in the name of Richard Michael Moley and Elizabeth Moley, Trustees of the Richard Michael Moley and Elizabeth Moley Trust U/A dated September 29, 1989, (ii) 40,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and (iii) 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(13)	Consists of 40,000 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(14)	Includes 1,193,500 shares issuable pursuant to options exercisable within 60 days of September 9, 2013 and 833,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION
For Fiscal Year Ended June 30, 2013

Compensation of Non-Employee Directors

     The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended June 30, 2013. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for his service as a director beyond what he received as an employee and officer of the Company.

Name	Fees Earned or Paid in Cash (1)	Restricted Stock Awards (2)	Total
Arthur C. Agnos	$74,060	$95,280	$169,340
John J. Gordon	$74,060	$95,280	$169,340
David S. Lee	$74,060	$95,280	$169,340
Richard M. Moley	$73,310	$95,280	$168,590
Thomas S. Volpe	$94,060	$95,280	$189,340
____________________

(1)	Includes annual retainer fees, committee chairmanship fees, meeting fees and dividends paid on unvested restricted stock awards.
(2)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718 of shares issued to the directors during the fiscal year. Amounts vary depending on the date of issuance.

     The Company has agreed to indemnify each of its directors and officers against certain claims and expenses for which the individuals might be held liable in connection with past or future services to the Company and its subsidiaries. The Company maintains insurance policies insuring its officers and directors against such liabilities.

     The Company currently pays each non-employee director an annual retainer of $60,000, a fee of $1,500 for each meeting of the Board of Directors attended and $1,000 for each teleconference meeting of the Board of Directors attended. Directors are generally eligible to receive restricted stock, stock options and other awards under the Company's equity incentive plans. During the fiscal year ended June 30, 2013, Messrs. Agnos, Gordon, Lee, Moley and Volpe each received 3,000 shares of restricted stock. These restricted stock grants vest as to 100% of the shares one year from the date of grant. Mr. Volpe also currently receives an annual retainer of $20,000 as Chairman of the Audit Committee (in addition to his annual director retainer of $60,000). At June 30, 2013, Messrs. Lee, Moley and Volpe each held exercisable options to purchase 40,000 shares.

     The Board of Directors has established a policy that directors hold at least 50% of the shares granted as restricted stock, calculated after deducting the shares used to pay the required taxes, for five years, unless the director ceases to be a director prior to that time.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Linear Technology strongly believes that the compensation of all its employees, especially that of its senior executives, should not only reflect the Company’s consistently strong financial performance, but should also vary with inevitable fluctuation of that performance. The Compensation Committee has adopted an executive pay for performance philosophy, whereby when the Company’s financial performance improves, executive compensation is higher, and when Company performance worsens, executive compensation is lower. The Committee believes that this philosophy aligns the Company executives’ interests with those of its stockholders.

The Company has consistently maintained high profit margins, positive net income and generated strong cash flows from operations over many years, which has enabled the Company to avoid raising funds in the equity market since its initial public offering of approximately $20 million in 1986, and has also enabled the Company to initiate a dividend in 1992 and to raise it in every subsequent year. Since initiating a dividend, the Company has paid approximately $1.9 billion in dividends to stockholders.

As demonstrated in the following chart, since the year 2000 the Company has maintained leading operating margins compared to its peers despite significant disruptions in the general economy such as the technology crash that began in 2000 and the worldwide credit crisis in 2008.

Historical Peer Operating Margin Analysis

Financial Performance Metrics

In measuring its financial performance, the Company focuses on the following performance metrics:

  Operating margin as a percent of revenue, as depicted in the above chart, and
  Revenue growth.

First, the Company measures its success by achieving high operating margins. One of the Company’s financial goals is to continue to be the most profitable company as a percentage of revenues among major participants in the analog market. To date, the Company has successfully achieved consistent high operating margins despite varying economic conditions. Secondly, the Company measures itself in terms of revenue growth. At a minimum, the Company’s goal is to grow revenues at a rate commensurate with the growth of the overall analog semiconductor market and that of its direct peers in that market while being more profitable, which the Company has largely done.

Tenure

Most of the members of the Company’s management team have been with the Company for many years, and the tenure of the Company’s named executive officers ranges from 12 years to the entire 32 years of the Company’s existence, with an average tenure of 23 years of experience. The Company’s management and the Compensation Committee both believe that the long tenure of a talented executive management team has been an important element in the Company consistently achieving its financial goals. In addition, long tenure has enabled the Company to avoid the costs of turnover. The Company’s executive offices and headquarters are located in Silicon Valley, California, an area with a high density of competent and mobile executive talent where the costs of turnover can be among the highest in the world.

Tenure is an important factor to successfully execute in the areas of product development, manufacturing, sales and marketing, and financial administration. For example, most of the Company’s products are the result of several years of development and are based on management decisions made many years prior to market acceptance of these products. Realizing significant revenue results from such products thus may take many years. The Compensation Committee believes that most product decisions made by the Company’s management team to date have been successful. At the same time, manufacturing expertise, particularly in the analog market, may take many years to develop and considerable effort to maintain. The Compensation Committee believes that the Company’s management has been successful here too, as measured by outstanding quality and delivery metrics. Successful marketing and selling of analog products requires in-depth knowledge of many different products, and the experience of marketing and sales personnel is often a differentiating attribute. Finally, experience at the financial administrative level has helped investors have confidence in the durability of the Company’s performance. The Company’s historic compensation policies, which continue through the present, are designed to promote this long tenure which the Company believes benefits the interests of the Company’s stockholders.

Compensation Elements

The Company’s compensation policies are structured such that above-average performance by the Company and the individual should result in above-average total compensation, and that below-average performance by the Company and individual should result in below-average total compensation. The Company strongly believes that these policies are aligned with the best interests of its stockholders. The compensation of each executive is comprised of three basic elements:

  Base salary, which is fixed at the beginning of each year and generally does not vary with Company performance;
  Cash profit-sharing and cash bonuses, are completely variable based on the Company’s immediate annual profitability and revenue growth, so as to reward short- to medium-term performance; and
  Equity-based awards, which over the past 4 years have been in the form of restricted stock awards that have a zero dollar strike price. The Company considers restricted stock awards a semi-variable element of compensation since the award has value but the degree of value depends on the market price on the date the grant vests. If the stock price increases over the grant date price the awards are worth more than their grant date price and if the stock price decreases from the grant date price the value of the award, in turn, is worth less than the grant date price. The awards of restricted stock vest annually over 5 years and reward long-term performance.

Stock Ownership

The Company believes that the ownership by management in the Company’s stock is an effective means to reinforce the alignment of its executives’ interests with those of the Company’s stockholders. The Company facilitates such ownership by management through grants of restricted stock. The Company has not adopted any formal stock ownership policies for its executives, as it has been the Company’s experience that most of its executives voluntarily choose to hold significant equity stakes in the Company even without such policies. The Company’s peers have stock ownership guidelines that target share ownership levels at two to four times annual base salary for the CEO and one times annual base salary for other executive officers, if there are requirements for the other executive officers. As a group, the Company’s named executive officers stock holdings at June 30, 2013 as outlined by the table below significantly exceed the Company’s peers stock ownership guidelines.

The following table shows the stockholdings of the Company’s named executive officers as of September 9, 2013, not including their holdings of unvested restricted stock.

Name	Shares Owned	Market Value
Robert H. Swanson	279,197	$10,888,683
Lothar Maier	177,859	6,936,501
Paul Coghlan	377,793	14,733,927
Robert Dobkin	528,178	20,598,942
Donald E. Paulus	13,798	538,122

Comparisons with Peers

The Compensation Committee annually reviews the compensation of the Company’s executive officers to determine whether compensation is in, what the Committee believes to be, a reasonable range. The Committee wants to ensure that Compensation is not significantly above or below the Company’s peers unless the Company’s financial performance warrants it. Linear does not set compensation according to benchmark data but uses peer data as part of its reasonableness assessment.

The Compensation Committee created an Analog Comparator Group (“ACG”) and reviews executive compensation relative to this group. The ACG is comprised of the following companies in fiscal 2013:

  Texas Instruments Incorporated
  Analog Devices, Inc.
  Maxim Integrated Products, Inc.
  Intersil Corporation
  Micrel Incorporated

In general terms these companies were chosen because they are analog companies with product offerings similar to Linear. These are companies with which the Company competes for business as well as talent. Three of the five companies are in the same geographical location as Linear’s headquarters. The Company believes these peers are appropriate for comparability purposes because they are participants in the analog market. The Company views itself as an analog semiconductor specialist. The analog market represents roughly 15% of the overall semiconductor market. Within analog, the Company concentrates on the high performance niche of the analog market which the Company estimates to be approximately 30% of the analog market. Given this specialization, the Committee believes it is more appropriate to compare compensation data with other publicly traded analog companies. The Company does not believe it is appropriate to compare business and compensation levels to those of non-analog semiconductor companies and semiconductor equipment manufacturers solely on the basis of similar revenue or market capitalization. Companies that participate in the analog market are generally distinguished from digital companies in the following ways:

  Importance of Individual Design Contributions. The contributions of a relatively small number of individual design engineers are generally of far greater importance to the design of analog semiconductors than are costly, powerful and sophisticated computer-aided engineering and automated design tools that are required for the design of digital semiconductors.

  Greater Capital Efficiency. The processes and equipment for manufacturing analog semiconductors generally require smaller initial capital expenditures, and less frequent upgrading or outright replacement of manufacturing equipment because of technological obsolescence than for manufacturing digital semiconductors.

  Market Diversity and Pricing Stability. Analog semiconductor companies are often much less dependent upon particular products or customers than digital semiconductor companies. Analog semiconductor markets are generally more fragmented and competition within these markets tends to be less concentrated than the markets for other types of semiconductors. These factors and generally longer product lives produce greater pricing stability than in many digital semiconductor markets.

Chief Executive Officer Compensation

In fiscal 2013, the total compensation of the Company's Chief Executive Officer, Lothar Maier, included variable profit-sharing and bonus compensation and semi-variable equity awards representing in the aggregate 85% of his total compensation. The table below sets forth Mr. Maier’s compensation in each of the past four fiscal years and demonstrates that a substantial percentage of Mr. Maier’s pay is comprised of variable and semi-variable pay.

The same table shows Mr. Maier’s equity compensation over the past four years. It is the Company’s policy to grant equity-based awards to its executive officers on a five-quarter rotation, rather than every year as most of the Company’s peers do. Accordingly, no equity award is generally granted to an executive in every fifth year. This was the case with Mr. Maier in the fiscal year 2011. As a result, Mr. Maier’s equity-based compensation was $2.4 million in fiscal 2012 compared to zero in fiscal 2011. For purposes of comparison with other companies, the Company believes that Mr. Maier’s equity compensation should not be looked at on a year-by-year basis, but rather should be normalized over five years to appropriately account for the five-quarter award schedule. There are many key employees at Linear in addition to senior executives that receive restricted stock awards. Mr. Maier’s fiscal 2013 equity award represented 3% of the total employee grants made during the previous 5 quarters.

CEO COMPENSATION HISTORY
	2010	2011	2012	2013
Base Salary	428,366	474,231	499,135	524,039
Bonus and Profit Sharing	2,049,416	2,589,462	1,805,021	1,757,313
Stock Awards	2,506,400	-	2,369,600	2,528,000
Other	159,641	189,130	225,690	219,638
	5,143,823	3,252,823	4,899,446	5,028,990

% of Variable and Semi Variable
Compensation to Total Compensation	89%	80%	85%	85%

The chart below sets forth the change in Mr. Maier’s variable compensation in each of the past four fiscal years, demonstrating the direct correlation between the change in variable compensation (profit-sharing and bonus) and the change in the Company’s operating profits. The chart demonstrates that the changes in Mr. Maier’s variable compensation are in line with the Company’s executive pay-for-performance philosophy, whereby when the Company’s financial performance is higher, executive compensation is higher, and when Company performance is lower, executive compensation is lower. In particular, in fiscal 2012 and 2013 Mr. Maier’s bonus and profit-sharing decreased in concert with a decrease in the Company’s operating income.

CEO Comparison with Peers

The following table sets forth for the Company and each of the above members of the ACG information regarding the performance of the company and related information regarding the compensation of its chief executive officer.

In thousands			Fiscal Year	Fiscal Year
	Market Capitalization *	Fiscal Year Revenue **	Operating Income **	Operating Margin	Total CEO Compensation***
Linear Technology	$8,584,641	$1,282,236	$573,154	45%	$5,029
Texas Instruments	34,231,648	12,825,000	1,973,000	15%	13,317
Analog Devices	12,001,317	2,701,142	824,048	31%	12,727
Maxim	7,990,084	2,441,459	588,319	24%	3,709
Intersil	1,022,623	607,864	3,705	1%	6,123
Micrel	552,460	250,112	27,735	11%	1,415

*	Market Capitalization is calculated by using the outstanding shares from the companies most recently filed 10-K multiplied by the closing price of the company’s common stock on the last trading day of its fiscal year.
**	Fiscal year financial information taken from the company’s most recently filed 10-K as follows: Linear Technology 6/30/13; Texas Instruments Incorporated 12/31/2012; Analog Devices 11/3/12; Maxim Integrated Product, Inc. 6/29/2013; Intersil Corporation 12/28/2012; and Micrel Incorporated 12/31/2012.
***	Compensation information taken from the company’s most recently filed Proxy as follows: Linear Technology 6/30/13; Texas Instruments Incorporated 12/31/2012; Analog Devices 11/3/12; Maxim Integrated Product, Inc. 6/30/2012; Intersil Corporation 12/28/2012; and Micrel Incorporated 12/31/2012.

Based on this comparative analysis, the Compensation Committee believes that Mr. Maier’s fiscal 2013 compensation was in line with that of the chief executive officers of the Company’s peers. Mr. Maier’s base salary was towards the low end of the ACG range, and his bonus was towards the middle of the range. His equity-based compensation was towards the high end of the ACG range, but that position is partly the result of the Company’s policy of granting equity-based awards to its officers every five-quarters. Most of the companies in the ACG grant equity-based awards on an annual basis. If Mr. Maier’s equity-based compensation was normalized for comparative purposes to account for this difference in grant cycles (by multiplying Mr. Maier’s equity compensation total by 4/5), Mr. Maier’s equity-based compensation would have been towards the middle of the range.

Named Executive Officers Comparison with Peers

The following table sets forth for the Company and each of the above members of the ACG information regarding the performance of the company and related information regarding the compensation of all of its five Named Executive Officers (“NEOs”).

In thousands					Total
			Fiscal Year	Fiscal Year	Compensation of
	Market Capitalization *	Fiscal Year Revenue **	Operating Income **	Operating Margin	Named Executive Officers ***
Linear Technology	$8,584,641	$1,282,236	$573,154	45%	$16,901
Texas Instruments	34,231,648	12,825,000	1,973,000	15%	40,428
Analog Devices	12,001,317	2,701,142	824,048	31%	23,352
Maxim	7,990,084	2,441,459	588,319	24%	13,405
Intersil	1,022,623	607,864	3,705	1%	11,405
Micrel	552,460	250,112	27,735	11%	3,308

*

Market Capitalization is calculated by using the outstanding shares from the companies most recently filed 10-K multiplied by the closing price of the company’s common stock on the last trading day of its fiscal year.

**

Fiscal year financial information taken from the company’s most recently filed 10-K as follows: Linear Technology 6/30/13; Texas Instruments Incorporated 12/31/2012; Analog Devices 11/3/12; Maxim Integrated Product, Inc. 6/29/2013; Intersil Corporation 12/28/2012; and Micrel Incorporated 12/31/2012.

***

Compensation information taken from the company’s most recently filed Proxy as follows: Linear Technology 6/30/13; Texas Instruments Incorporated 12/31/2012; Analog Devices 11/3/12; Maxim Integrated Product, Inc. 6/30/2012; Intersil Corporation 12/28/2012; and Micrel Incorporated 12/31/2012.

Based on this comparative analysis, the Compensation Committee believes that NEOs’ fiscal 2013 compensation was in line with that of the NEOs of the Company’s peers. The base salaries of the Company’s NEOs’ were towards the middle end of the ACG range, and bonuses were towards the high-end of the range. Equity-based compensation was towards the middle end of the ACG range, but that position is partly the result of the Company’s five-quarter policy for granting equity-based awards to its officers. Most of the other companies in the ACG grant equity-based awards on an annual basis

The chart below sets forth the change of the Company’s NEOs’, variable compensation in each of the past four fiscal years, demonstrating the direct correlation between the change in variable compensation (profit-sharing and bonus) and the change in the Company’s operating profits. The chart demonstrates the changes in the Company’s NEOs variable compensation are in line with the Company’s executive pay-for-performance philosophy, whereby when the Company’s financial performance is higher, executive compensation is higher, and when Company performance is lower, executive compensation is lower. In particular, in fiscal 2012 and 2013 the NEOs’ bonus and profit-sharing decreased in concert with a decrease in the Company’s operating income.

Shareholder Return

The capital efficiency of the Company’s business and the Company’s emphasis on high operating margins has resulted in significant free cash flow from operations. The Company’s management has returned this free cash flow to stockholders in the form of dividends, stock repurchases and the retirement of debt raised for stock repurchases. The following chart demonstrates the operational cash flow returned to stockholders over the past five years.

In thousands
	2009	2010	2011	2012	2013
Dividends Paid	194,680	205,103	217,202	228,483	241,329
Stock Repurchases	29,116	14,671	38,173	76,066	85,699
Retirement of Debt Raised for Stock Repurchases	270,104	163,964	395,830	-	-
Total	493,900	383,738	651,205	304,549	327,028

Cashflow from Operations	416,598	492,477	670,935	565,219	563,934
% of Operational Cashflow returned to stockholders	119%	78%	97%	54%	58%

Governance Provisions

Advisory Vote on Executive Compensation

     In November 2012, we submitted our executive compensation practices and policies to an advisory vote of our stockholders and received the support of approximately 75% of the total votes cast at our annual meeting. In determining compensation, the Committee took this vote as an endorsement by the Company’s stockholders of the existing practices and determined that it was not necessary to make any material changes to the Company’s compensation policies and practices in response to the advisory vote.

Role and Authority of Compensation Committee

     The Company's compensation program is overseen and administered by the Board of Directors’ Compensation Committee, which is comprised entirely of independent directors determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. Among the Compensation Committee’s responsibilities is to ensure that the total compensation paid to the Company's executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on the Company's website at www.linear.com. Generally, the form and type of compensation and benefits provided to the Named Executive Officers are similar to that provided to the Company's other executive officers.

     The Compensation Committee currently consists of Messrs. Agnos, Gordon, Moley, and Volpe. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by Nasdaq.

     The Compensation Committee meets on a regular quarterly basis and is responsible for discharging the responsibilities of the Board with respect to the compensation of the Company's executive officers. The Compensation Committee reviews and approves each of the elements of the executive officer compensation program and regularly assesses its effectiveness and competitiveness. The Compensation Committee either itself approves or recommends approval of equity awards to the Board, which also meets on a regular quarterly basis.

     Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive officer and director compensation. The Compensation Committee evaluates management's proposals in order to reach a decision on the appropriate level of compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, but may, if it chooses, delegate any of its responsibilities in accordance with the Committee's charter.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee reviews and approves the total compensation of all the Company's executive officers. The Company's management annually considers the compensation practices of analog peer companies in the U.S. semiconductor industry when making recommendations on executive officer compensation, including base salaries, bonuses and equity incentives. The Company does not have a predetermined percentile within these peers that it uses as a benchmark for compensation levels, but rather reviews information regarding these peers to obtain an overall perspective on comparative compensation levels. The Company tailors its compensation decisions to reward adherence to its own corporate strategies and long-term objectives, specifically, growth of revenues and high operating and net income margin. Consistent strong profitability is an important objective of the Company; therefore, annual variable cash compensation tied to the Company's profitability is a meaningful component of overall compensation. Based on management's analysis, the Executive Chairman and Chief Executive Officer prepare and submit to the Compensation Committee compensation recommendations for the Company's executive officers for committee review and approval. The Compensation Committee considers, but is not bound by, management's recommendations with respect to executive officer compensation. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. Management may attend portions of the Compensation Committee's meetings, but the Compensation Committee also meets without any members of management present. The Compensation Committee discusses Mr. Swanson's and Mr. Maier's compensation package with each of them, but makes decisions with respect to Mr. Swanson's and Mr. Maier's compensation without either of them present.

Compensation Components

     The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has five principal and two additional components, which are intended to attract, retain, motivate and reward executive officers who are expected to manage for both the short-term and long-term success of the Company. These components are:

  Base Salary
  Profit Sharing
  Bonuses
  Stock Options
  Restricted Stock
  Health and Retirement Benefits
  Perquisites

     Under the Compensation Committee's supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of the Company’s compensation policy. For instance, base salary is set with the goal of attracting talented and qualified people to be executive officers and adequately compensating and rewarding them on a day-to-day basis for the time they spend, the services they perform and the skills and experience they bring to the Company. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives, particularly revenue growth and increased operating and net income margin, and thus toward retaining key talent. In setting compensation levels for a particular executive officer, the Company takes into consideration each element of the proposed compensation package, as well as the executive officer's past and expected future contributions to the Company. The Company believes that these elements of compensation, when taken as a whole, are effective, and will continue to be effective, in achieving the objectives of its compensation policy. However, the Company strongly believes in engaging and retaining the best talent in critical functions, and this may entail negotiations with individuals who have significant compensation packages with current or other potential employers. In order to enable the Company to hire and retain talented executive officers, the Compensation Committee may therefore determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company's standard practices discussed below, when such deviation is required by competitive or other market forces.

     Base Salary - A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to the Company and the day-to-day performance contributions he or she makes. Base salary is predicated on subjective performance judgments as to the past and expected future contribution by the individual executive officer. The Company’s Compensation Committee also considers the base salaries of executives at its peer companies in setting base salaries. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities.

     Profit Sharing - Consistent strong profitability is a major objective of the Company. All employees affect the Company's success in meeting this objective. To reinforce success, the Company funds a profit sharing program for all eligible employees. Every employee of the Company and the Company’s subsidiaries who has been employed by the Company for more than six months before each semi-annual profit sharing payment participates in the profit sharing plan. Amounts paid under the profit sharing program are typically a meaningful portion of each eligible employee's total compensation. The amount of the profit sharing pool is largely determined by the magnitudes of revenue growth and operating margin for the six-month period. The pool amount is then divided by the aggregate base salaries of all eligible employees (including executive officers) for the period. This “pool”/“sum of base salaries” ratio represents the percentage profit sharing payment to each participant in comparison to his or her base salary. For all eligible U.S. employees, a portion of this profit sharing is paid directly into a 401(k) retirement plan.

     The Company’s executive officers’ profit sharing payments are calculated in the same manner as for the rest of its employees, and the percentage of base salary the payment represents is the same for all employees, including executive officers. In fiscal year 2013, the Company’s executive officers and U.S. employees received profit sharing distributions equal to approximately 27% of their base salaries, as compared to 28% in fiscal year 2012. The decrease is due to a reduction in operating income of 2% from the prior fiscal year.

     Bonuses - Employees with significant leadership roles or who are technically accomplished have a greater impact on the Company's growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive semi-annual cash bonuses. Targets for sales levels and operating income as a percentage of sales influence the size of the pool. Individual bonuses are determined on the Company's achievement against these metrics and on the individual's personal and departmental performance. Bonus amounts are very dependent on corporate performance and therefore can vary significantly year to year. In fiscal year 2013, revenues increased by 1% over the prior year, and operating income as a percent of sales was 44.7% versus 45.9% in the prior year. As a result, the bonus payout earned in fiscal 2013 was approximately 4% lower than in fiscal 2012. The impact on each of the Company’s Named Executive Officers was as follows:

Name	2013 Bonus ($)	2012 Bonus ($)	2011 Bonus ($)
Robert H. Swanson, Jr.	$1,090,000	$1,130,000	$1,617,000
Lothar Maier	1,630,000	1,695,000	2,425,000
Paul Coghlan	1,310,000	1,360,000	1,950,000
Robert C. Dobkin	720,000	745,000	980,000
Donald E. Paulus	580,000	605,000	845,000

     The bonus of each Named Executive Officer was paid under the 2009 Executive Bonus Plan. The Company’s stockholders approved the 2009 Executive Bonus Plan at the 2009 Annual Meeting of Stockholders. The purpose of the 2009 Executive Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives as well as to facilitate, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's most highly compensated executive. In fiscal 2013, the participants included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus. In fiscal 2014, the plan will include the Executive Chairman, Chief Executive Officer and each of the Company's three other most highly compensated executive officers. The maximum amount payable to any individual in any one year under the plan is $5 million. At the beginning of each fiscal year, the Compensation Committee sets performance targets for each plan participant under the 2009 Executive Bonus Plan, consistent with the above bonus programs, and at the mid-point and end of the year, the Committee reviews the actual performance against those targets and determines the maximum amounts payable to each participant under the plan. The Committee has discretion to, and generally does, authorize actual bonuses that are less than the calculated maximum amounts.

     Restricted Stock - During fiscal 2005, the Company implemented a restricted stock program. Under the terms of the program, the Company grants certain employees, including executive officers, restricted stock awards. Upon grant, participants receive shares of restricted stock that are subject to a right of reacquisition in favor of the Company that lapses annually, currently over a five-year period from the date of grant. Participants are entitled to receive and retain dividends on the shares of restricted stock during the vesting period, even if the shares are subsequently reacquired by the Company. The restricted stock program was implemented to encourage employee retention. For executive officers, restricted stock is generally granted on a five quarter rotation.

     Equity Awards in General - The Company views equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting stock-based awards going forward, the Company will attempt to attract and retain key employees, while being cognizant of the effects such grants have on charges to its income statement and dilution to existing stockholders. Depending on both the performance of the Company's common stock and the hiring environment in the Company's industry, the Company may grant stock options, restricted stock, restricted stock units, stock appreciation rights or other awards, as deemed appropriate to meet our employment and financial performance objectives. The size of equity award grants depends on position, experience, performance and the number of outstanding equity awards already held by the individual. Equity awards are generally granted to executive officers on a five quarter rotation. Therefore, an executive officer with longevity with the Company may have equity awards vesting at four times during a given year. Whereas profit sharing and bonuses are intended to reward execution for annual performance with respect to corporate goals, stock awards are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy. In fiscal 2013, the Company granted restricted stock grants and restricted stock units. The Company generally grants stock four times a year at the Company’s quarterly Board of Director meetings.

     Health and Retirement Benefits - The Company’s executive officers are eligible to receive the same health benefits that are available to other employees and the same contribution toward their benefits premium as provided to other employees. The Company maintains for its US-based employees a tax-qualified 401(k) plan, which provides for broad-based employee participation. As part of the Company's profit sharing plan discussed above, a portion of the semi-annual profit sharing distribution is paid directly into the 401(k) plan.

     Perquisites - While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. The Company has a fractional ownership in an aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplane for personal use for up to 35% of the available flight time in any year. To the extent use of the airplane results in imputed taxable income to Mr. Swanson, the Company makes additional payments to him, so that the net effect to Mr. Swanson is the same as if no income were imputed to him. The personal use of the airplane is included in the column labeled “All Other Compensation” in the Summary Compensation Table. There are no other significant recurring perquisites granted to any executive officers.

Change of Control Arrangements

     The Company has change of control agreements with four of its Named Executive Officers – Mr. Swanson, its Executive Chairman; Mr. Maier, its Chief Executive Officer; Mr. Coghlan, its Chief Financial Officer; and Mr. Dobkin, its Chief Technology Officer. These agreements are designed to promote stability and continuity of senior management, and provide for the officers in question to receive certain payments and benefits if their employment with the Company is terminated in certain circumstances, including in connection with a change of control of the Company.

     Information regarding the agreements with each of these executive officers, and the applicable payments under them, is provided under the heading “Employment Agreements”.

Tax and Accounting Implications

   Deductibility of Executive Officer Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct non-performance based compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. The Company’s goal is for the compensation paid under its management incentive plans to be generally fully deductible for federal income tax purposes, except for base salary and restricted stock awards which do not qualify as performance-based compensation under Section 162(m), because they contain only time-based vesting provisions. In certain situations, however, the Compensation Committee may approve compensation that does not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

     Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

THE COMPENSATION COMMITTEE September 16, 2013

Richard M. Moley, Chairman
Thomas S. Volpe
Arthur C. Agnos
John J. Gordon

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended June 30, 2013

     The following table provides fiscal 2013 compensation information for the Named Executive Officers. Although they are directors of the Company, Messrs. Swanson and Maier received no additional compensation for their services as such.

Name and Principal Position	Fiscal Year	Salary	Non-Equity Incentive Plan Compensation ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)		Total ($)
Robert H. Swanson Jr.	2013	$424,246	$1,191,643	$2,428,300	$475,522	(3)	$4,519,711
Executive Chairman	2012	420,710	1,222,797	2,004,000	485,780		4,133,287
	2011	429,577	1,763,560	1,825,800	400,783		4,419,720

Lothar Maier	2013	524,039	1,757,313	2,528,000	219,638	(4)	5,028,990
Chief Executive Officer	2012	499,135	1,805,021	2,369,600	255,690		4,899,446
	2011	474,231	2,589,462	--	189,130		3,252,823

Paul Coghlan	2013	428,735	1,411,678	1,106,000	106,655	(4)	3,053,068
Vice President, Finance and	2012	413,160	1,451,039	1,036,700	115,677		3,016,576
Chief Financial Officer	2011	403,131	2,087,862	--	102,713		2,593,706

Robert C. Dobkin	2013	404,838	815,443	995,800	70,547	(4)	2,286,628
Vice President, Engineering and	2012	389,325	830,778	592,400	77,472		1,889,975
Chief Technology Officer	2011	377,114	1,106,527	--	65,393		1,549,034

Donald E. Paulus	2013	303,696	648,096	995,800	67,815	(4)	2,015,407
Vice President and General	2012	302,341	671,611	592,400	64,894		1,631,246
Manager of Power Products	2011	281,887	935,774	--	62,866		1,280,527
____________________

(1)	Includes cash profit sharing and performance bonuses earned for the fiscal year, whether accrued or paid. Fiscal year 2013, 2012 and 2011 performance bonuses were earned pursuant to the terms of the 2009 Executive Bonus Plan.
(2)	Amounts shown in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC 718. See the Grants of Plan-Based Awards table below for more information on awards made in fiscal year 2013. For additional information with respect to grants made prior to fiscal 2013, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 30, 2013, as filed with the SEC.
(3)	Includes (a) $14,025 in 401(k) profit sharing distributions earned during the fiscal year; (b) an imputed value of $153,623 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which the Company owns fractional interests, plus related tax reimbursements of $152,094; (c) dividend distributions on unvested restricted stock of $149,600; and (d) $6,180 for taxes paid by the Company for group term life insurance.
(4)	Includes (a) 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier $14,438; Paul Coghlan $14,025; Robert C. Dobkin $14,025; and Donald E. Paulus $14,025; (b) dividend distributions on unvested restricted stock during the fiscal year as follows: Lothar Maier $203,910; Paul Coghlan $88,820; Robert C. Dobkin $51,527; and Donald E. Paulus $52,500; and (c) taxes paid by the Company for group term life insurance during the fiscal year as follows: Lothar Maier $1,290; Paul Coghlan $3,810; Robert C. Dobkin $4,995; and Donald E. Paulus $1,290.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended June 30, 2013

     The following table shows for the fiscal year ended June 30, 2013 certain information regarding stock awards granted to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock Awards ($)(2)
Robert H. Swanson Jr.	4/18/2013	70,000	$2,428,300
Lothar Maier	10/18/2012	80,000	$2,528,000
Paul Coghlan	10/18/2012	35,000	$1,106,000
Robert C. Dobkin	10/18/2012	20,000	$632,000
	1/17/2013	10,000	$363,800
Donald E. Paulus	10/18/2012	20,000	$632,000
	1/17/2013	10,000	$363,800
____________________

(1)	Awards shown in this column are shares of restricted stock.
(2)	The grant date fair value of stock awards is based on the fair market value of the Company's common stock on the grant date as determined pursuant to FASB ASC 718. For additional information with respect to how these stock award grants are valued, refer to Note 2 of the financial statements in our Form 10-K for the year ended June 30, 2013, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
For Fiscal Year Ended June 30, 2013

     The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended June 30, 2013.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert H. Swanson, Jr.	200,000	--		$40.88	10/15/13	--		--
	--	--		--	--	24,000	(3)	$884,160
	--	--		--	--	36,000	(4)	1,326,240
	--	--		--	--	48,000	(5)	1,768,320
	--	--		--	--	70,000	(6)	2,578,800

Lothar Maier	150,000	--		42.28	1/14/14	--		--
	140,000	60,000	(25)	22.74	1/15/16	--		--
	--	--		--	--	16,000	(7)	589,440
	--	--		--	--	32,000	(8)	1,178,880
	--	--		--	--	64,000	(9)	2,357,760
	--	--		--	--	80,000	(10)	2,947,200

Paul Coghlan	70,000	--		40.88	10/15/13	--		--
	87,000	28,000	(25)	22.74	1/15/16	--		--
	--	--		--	--	7,000	(11)	257,880
	--	--		--	--	14,000	(12)	515,760
	--	--		--	--	28,000	(13)	1,031,520
	--	--		--	--	35,000	(14)	1,289,400

Robert C. Dobkin	40,000	--		40.88	10/15/13	--		--
	25,000	25,000	(25)	22.74	1/15/16	--		--
	--	--		--	--	3,000	(15)	110,520
	--	--		--	--	8,000	(16)	294,720
	--	--		--	--	16,000	(17)	589,440
	--	--		--	--	20,000	(18)	736,800
	--	--		--	--	10,000	(19)	368,400

Donald E. Paulus	35,000	--		36.12	10/14/14	--		--
	71,000	24,000	(25)	22.74	1/15/16	--		--
	--	--		--	--	3,500	(20)	128,940
	--	--		--	--	8,000	(21)	294,720
	--	--		--	--	16,000	(22)	589,440
	--	--		--	--	20,000	(23)	736,800
	--	--		--	--	10,000	(24)	368,400
____________________

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months.
(2)	Restricted stock vests in equal annual increments over a five-year term. The fair market value of the Company's common stock on June 28, 2013 the last day of trading of fiscal 2013 was $36.84.
(3)	12,000 shares to vest on July 29, 2013, 12,000 shares to vest on July 29, 2014.
(4)	12,000 shares to vest on October 20, 2013, 12,000 shares to vest on October 20, 2014, 12,000 shares to vest on October 20, 2015.
(5)	12,000 shares to vest on January 25, 2014, 12,000 shares to vest on January 25, 2015, 12,000 shares to vest on January 25, 2016, 12,000 shares vest on January 25, 2017.
(6)	14,000 shares to vest on April 24, 2014, 14,000 shares to vest on April 24, 2015, 14,000 shares to vest on April 24, 2016, 14,000 shares to vest on April 24, 2017, 14,000 shares to vest on April 24, 2018.
(7)	16,000 shares to vest on January 21, 2014.
(8)	16,000 shares to vest on April 21, 2014, 16,000 shares to vest on April 21, 2015.
(9)	16,000 shares vest on August 3, 2013, 16,000 shares to vest on August 3, 2014, 16,000 shares to vest on August 3, 2015, 16,000 shares vest on August 3, 2016.

(10)	16,000 shares to vest on October 24, 2013, 16,000 shares to vest on October 24, 2014, 16,000 shares to vest on October 24, 2015, 16,000 shares to vest on October 24, 2016, 16,000 shares to vest on October 24, 2017.
(11)	7,000 shares to vest on January 21, 2014.
(12)	7,000 shares to vest on April 21, 2014, 7,000 shares to vest on April 21, 2015.
(13)	7,000 shares vest on August 3, 2013, 7,000 shares to vest on August 3, 2014, 7,000 shares vest on August 3, 2015, 7,000 shares vest on August 3, 2016.
(14)	7,000 shares to vest on October 24, 2013, 7,000 shares to vest on October 24, 2014, 7,000 shares to vest on October 24, 2015, 7,000 shares to vest on October 24, 2016, 7,000 shares to vest on October 24, 2017.
(15)	3,000 shares to vest on January 21, 2014.
(16)	4,000 shares to vest on April 21, 2014, 4,000 shares to vest on April 21, 2015.
(17)	4,000 shares vest on August 3, 2013, 4,000 shares to vest on August 3, 2014, 4,000 shares vest on August 3, 2015, 4,000 shares vest on August 3, 2016.
(18)	4,000 shares to vest on October 24, 2013, 4,000 shares to vest on October 24, 2014, 4,000 shares to vest on October 24, 2015, 4,000 shares to vest on October 24, 2016, 4,000 shares to vest on October 24, 2017.
(19)	2,000 shares to vest on January 23, 2014, 2,000 shares to vest on January 23, 2015, 2,000 shares to vest on January 23, 2016, 2,000 shares to vest on January 23, 2017, 2,000 shares to vest on January 23, 2018.
(20)	3,500 shares to vest on January 21, 2014.
(21)	4,000 shares to vest on April 21, 2014, 4,000 shares to vest on April 21, 2015.
(22)	4,000 shares vest on August 3, 2013, 4,000 shares to vest on August 3, 2014, 4,000 shares vest on August 3, 2015, 4,000 shares vest on August 3, 2016.
(23)	4,000 shares to vest on October 24, 2013, 4,000 shares to vest on October 24, 2014, 4,000 shares to vest on October 24, 2015, 4,000 shares to vest on October 24, 2016, 4,000 shares to vest on October 24, 2017.
(24)	2,000 shares to vest on January 23, 2014, 2,000 shares to vest on January 23, 2015, 2,000 shares to vest on January 23, 2016, 2,000 shares to vest on January 23, 2017, 2,000 shares to vest on January 23, 2018.
(25)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended June 30, 2013

     The following table shows for the fiscal year ended June 30, 2013 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)($)
Robert H. Swanson	--	--	48,000	$1,620,480
Lothar Maier	150,000	$1,521,625	63,000	2,118,970
Paul Coghlan	40,000	440,480	31,000	1,039,435
Robert C. Dobkin	75,000	742,060	16,334	545,405
Donald E. Paulus	60,000	468,287	14,500	488,050
____________________

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company's common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY
For Fiscal Year Ended June 30, 2013

     The following table provides information as of June 30, 2013 about shares of the Company's common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of the Company's existing equity compensation plans, including the 1996 Incentive Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 2005and 2010 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

Plan	Number of Securities to be Issued upon Exercise of Outstanding Options and Restricted Stock Units as of June 30, 2013	Weighted Average Exercise Price of Outstanding Options and Restricted Stock Units	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities issuable upon exercise of outstanding options and restricted stock units)
Equity compensation plans approved by stockholders(1)	2,527,117	$22.69	21,255,830
Equity compensation plans not approved by stockholders(2)	5,126,061	$30.22	0
Total	7,653,231	$27.74	21,255,830
____________________

(1)	Consists of shares subject to outstanding options and restricted stock units under the Company's 1996 and 2005 Equity Incentive Plans, or shares available for future issuance under the 2005 and 2010 Equity Incentive Plans and the Company's 2005 Employee Stock Purchase Plan.

(2)	The numbers of shares indicated consist of shares subject to outstanding options and restricted stock units or shares available for future issuance under the Company's 2001 Equity Incentive Plan. See the description of the 2001 Equity Incentive Plan below.

   2010 Equity Incentive Plan

     The Company's 2010 Equity Incentive Plan was adopted by the Board of Directors in July 2010 and was approved by the Company's stockholders in November 2010. The 2010 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2010 Equity Incentive Plan. A total of 14,378,030 shares of the Company's common stock have been reserved for issuance under the 2010 Equity Incentive Plan as of June 30, 2013. These shares include shares that remained available for grant under the Company's 2001 Non-Statutory Stock Option Plan at the time the stockholders approved the 2010 Equity Incentive Plan at the 2010 Annual Meeting of Stockholders and that were transferred into the 2010 Equity Incentive Plan at that time. In addition, any shares since that time or in the future that would otherwise return to the 2001 Non-Statutory Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2010 Equity Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with Awards granted to such persons, the 2010 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

     Options. The 2010 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2010 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for up to an additional 5,000,000 shares.

     The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2010 Equity Incentive Plan must also be at least equal to the fair market value of the Company's common stock on the grant date. The 2010 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program, by a net exercise, by a reduction in any Company liability to the recipient, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws.

     Options granted under the 2010 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2010 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 6 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2010 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company's common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

     Restricted Stock. Restricted stock awards may be granted under the 2010 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company's common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). The Company's right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

     Restricted Stock Units. Restricted stock units may be granted under the 2010 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2010 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment.

     Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2010 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company's common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. With respect to any award intended to qualify as performance-based compensation under Section 162(m), no participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

     Change of Control. In the event of a "change of control," as defined in the 2010 Equity Incentive Plan, each outstanding Award will be treated as the committee overseeing the plan determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the committee, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the committee will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the committee may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

     With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

   2005 Equity Incentive Plan

     The Company's 2005 Equity Incentive Plan was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The 2005 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2005 Equity Incentive Plan. A total of 14,923,412 shares of the Company's common stock have been reserved for issuance under the 2005 Equity Incentive Plan as of June 30, 2013, of which approximately 5,869,184 shares remained available for issuance as of June 30, 2013. These shares include shares that remained available for grant under the Company's 1996 Incentive Stock Option Plan at the time the stockholders approved the 2005 Equity Incentive Plan at the 2005 Annual Meeting of Stockholders and that were transferred into the 2005 Equity Incentive Plan at that time. In addition, any shares since that time or in the future that would otherwise return to the 1996 Incentive Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2005 Equity Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with Awards granted to such persons, the 2005 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

     Options. The 2005 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2005 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for an additional 5,000,000 shares.

     The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2005 Equity Incentive Plan must also be at least equal to the fair market value of the Company's common stock on the grant date. The 2005 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program or certain other forms of consideration.

     Options granted under the 2005 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2005 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company's common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

     Restricted Stock. Restricted stock awards may be granted under the 2005 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company's common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). The Company's right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. No participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

     Restricted Stock Units. Restricted stock units may be granted under the 2005 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underlie restricted stock units that become settled in cash are again available for future grants under the 2005 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. No participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment. The Company generally grants restricted stock units to non-U.S. employees for tax purposes.

     Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2005 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company's common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. No participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

     Change of Control. In the event of a "change of control," as defined in the 2005 Equity Incentive Plan, each outstanding Award will be treated as the committee overseeing the plan determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the committee, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the committee will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the committee may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

     With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

   2005 Employee Stock Purchase Plan

     The 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase the Company's common stock through regular payroll deductions. A total of 3,000,000 shares of common stock have been reserved for issuance under the 2005 Purchase Plan, of which approximately 1,008,616 shares remained available for issuance as of June 30, 2013.

     Each employee of the Company or its designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. None of the Company’s executive officers or directors participates in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of the Company's capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the Company's employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The committee overseeing the 2005 Purchase Plan has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently governed, deductions must be either 5% or 10% of an employee's eligible compensation for any given offering period.

     As currently governed, the 2005 Purchase Plan enables participants to purchase shares of the Company's common stock at a purchase price of 85% of the fair market value of the Company's common stock on the last day of each offering period. The fair market value of the Company's common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

     A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment with the Company.

     In the event of any merger or "Change of Control," as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such offering periods, the committee overseeing the plan will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the committee shortens any offering period then in progress, the committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

   1996 Incentive Stock Option Plan

     The Company's 1996 Incentive Stock Option Plan (the “1996 Plan”) was adopted by the Board of Directors in July 1996 and was approved by the Company's stockholders in November 1996. The 1996 Plan provided for the granting to employees, including officers, of incentive stock options, and for the granting to employees, officers, directors and consultants of nonqualified stock options.

     The 1996 Plan permitted the Company to grant incentive and non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2005 Equity Incentive Plan.

     The 1996 Plan also permitted the Company to grant nonqualified options that were immediately exercisable by the participant at an exercise price equal to the stock's par value per share. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

     In the event that the Company merges with or into another corporation, or sells substantially all of its assets, the 1996 Plan provides that each outstanding option must be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     At the 2005 Annual Meeting, the Company's stockholders approved the 2005 Equity Incentive Plan to replace the 1996 Plan. As part of the adoption of the 2005 Equity Incentive Plan, all shares remaining available for future grant under the 1996 Plan at that time were transferred to the 2005 Equity Incentive Plan. No further options or rights have been or will be granted under the 1996 Plan. As of June 30, 2013, there were 805,000 shares of common stock subject to outstanding options under the 1996 Plan.

   2001 Non-Statutory Stock Option Plan

     The Company’s 2001 Non-Statutory Stock Option Plan (the “2001 Plan”) was adopted by the Board of Directors in fiscal 2001. The 2001 Plan provided for the granting of non-qualified stock options to employees and consultants. The Company was not permitted to grant options under the 2001 Plan to directors or executive officers of the Company.

     The 2001 Plan permitted the Company to grant non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2010 Equity Incentive Plan.

     The 2001 Plan also permitted the Company to grant non-qualified stock options that were immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

     In the event that the Company merges with or into another corporation, or sells substantially all of the Company's assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     At the 2010 Annual Meeting, the Company's stockholders approved the 2010 Equity Incentive Plan to replace the 2001 Plan. As part of the adoption of the 2010 Equity Incentive Plan, all shares remaining available for future grant under the 2001 Plan at that time were transferred to the 2010 Equity Incentive Plan. No further options or rights have been or will be granted under the 2001 Plan. As of June 30, 2013, there were 5,126,601 shares of common stock subject to outstanding options and awards under the 2001 Plan.

Employment Agreements

     In January 2002, the Company entered into employment agreements with Mr. Swanson, its current Executive Chairman and then its Chief Executive Officer, Mr. Coghlan, its Chief Financial Officer, and Mr. Dobkin, its Chief Technical Officer. Amendments to the employment agreements were made in 2008 primarily to comply with Section 409A of the Code, which generally affect the timing, but not the amount, of compensation that could be received, the definition of certain payment triggers and other technical changes. In addition, on August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier.

   Employment Agreement with the Executive Chairman and Former Chief Executive Officer

     Mr. Swanson's employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson's annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $486,720. Mr. Swanson’s base salary is prorated for each full day of service he performs as Executive Chairman of the Board. Mr. Swanson's employment agreement also entitles him to bonuses pursuant to his participation in the Company's Senior Executive Bonus Plan, the Key Employee Incentive Bonus Plan or any successor bonus plans to such plans.

     In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Board of Directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson's time. Mr. Swanson's duties have actually resulted in his spending approximately three to four days per week on Company matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus prorated based on the number of full days Mr. Swanson performs services as Executive Chairman throughout each fiscal year, but his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than cause (as defined in his employment agreement) or if he resigns for Good Reason (as defined in his employment agreement), then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year's base salary and an annual target bonus payment (payable in equal installments over twelve months). Mr. Swanson’s target bonus will be calculated as the average of his previous four semi-annual bonus payments multiplied by four as his bonus will cease to be prorated as mentioned above. Mr. Swanson’s base salary and target bonus will be calculated as if Mr. Swanson had performed services on a full-time basis. In addition, the Company will reimburse Mr. Swanson for premiums paid for continuing group health and dental plan continuation coverage until the earlier of eighteen months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

     If there is a Change of Control of the Company, Mr. Swanson will receive similar benefits to those he is entitled to receive if he is terminated other than for Cause or is terminated due to a voluntary termination for Good Reason, including immediate vesting in full of all his options and restricted stock and payment of one year's salary and target bonuses but payable in a lump sum within five days of the Change of Control, and the reimbursement for continued health coverage will be extended to Mr. Swanson upon any subsequent termination of his employment regardless of whether or not he is terminated without Cause or he resigns for Good Reason.

     In the event that on or after his 65th birthday Mr. Swanson is employed by the Company, and voluntarily terminates his employment following such time, then Mr. Swanson will receive the same benefits as if such voluntary termination was a voluntary termination for Good Reason. If Mr. Swanson should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     The Company has a fractional ownership in one aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

     If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of the Company, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would owed by the Company to Mr. Swanson upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	$486,720	$486,720	$486,720	$--
Annual Incentive	2,220,000	2,220,000	2,220,000	--
Equity Awards
• Stock Options	--	--	--	--
• Restricted Stock(1)	6,557,520	6,557,520	6,557,520	3,278,760
Health Care Benefits	18,065	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $36.84 per share as of June 28, 2013 multiplied by the number of awards unvested as of June 30, 2013.

   Employment Agreement with the Chief Executive Officer

     On August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier. While employed by the Company, Mr. Maier will receive a base salary at an annual rate of $405,000 (the “Base Salary”). The Base Salary will be reviewed annually by the Compensation Committee for possible adjustment and has been subsequently increased to $552,000. Mr. Maier will be eligible to earn a target bonus under the Company's Senior Executive Bonus Plan as specified annually by the Compensation Committee and will also be eligible to participate in the Company’s Key Employee Incentive Bonus Plan. During his employment, Mr. Maier is eligible to participate in the employee benefits plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for by such plans.

     If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Maier’s employment with the Company terminates due to a voluntary termination for Good Reason (as defined in his employment agreement) or an involuntary termination by the Company other than for Cause (as defined in his employment agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with the Company, and subject to Mr. Maier’s compliance with the provisions of the employment agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve month non-solicit provision): (i) all of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve months at a rate equal to his Base Salary as in effect on the date of termination, plus the average bonus paid to Mr. Maier for the two twelve month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, the Company will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

     If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in his employment agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will terminate immediately. If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

     In the event of a Change of Control, Mr. Maier will receive the same benefits as if Mr. Maier were terminated due to a voluntary termination for Good Reason or an involuntary termination by the Company other than for Cause described above, provided that the Severance Payment will be payable in a lump-sum within five days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason. If Mr. Maier’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due).

     The following table describes the payments and/or benefits would owed by the Company to Mr. Maier upon termination of employment in the following situations and for the following reasons.

		Termination
		Without Cause /
		Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$552,000	$552,000	$--
Annual Incentive	--	1,662,500	1,662,500	--
Equity Awards
• Stock Options	--	634,500	634,500	423,000
• Restricted Stock(1)	--	5,304,960	5,304,960	3,536,640
Health Care Benefits	--	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $36.84 per share as of June 28, 2013 multiplied by the number of awards unvested as of June 30, 2013.

   Employment Agreement with Chief Financial Officer

     The employment agreement with Mr. Coghlan, the Company's Chief Financial Officer, originally provided for an annual base salary of $285,000 at the time the agreement was entered into. Mr. Coghlan's annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to $477,833. He is also entitled to bonuses pursuant to the Company's Senior Executive Bonus Plan.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated by the Company for any reason other than Cause (as defined in his employment agreement), or voluntarily terminates his employment for Good Reason (as defined in his employment agreement), then he will receive continued payments of six month’s base salary plus 50% of his annual target bonus, and his stock options and restricted stock will immediately vest to the extent they would have vested had he remained employed by the Company for an additional six months. In addition, the Company will pay for Mr. Coghlan's continuation coverage (if so elected) pursuant to COBRA until the earlier of six months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If, after a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated for any reason other than Cause, or voluntarily terminates his employment for Good Reason, then 50% of his then unvested stock options and restricted stock will immediately vest, and he will receive continued payments of one year's base salary and 50% of his annual target bonus. In addition, the Company will pay for Mr. Coghlan's continuation coverage pursuant to COBRA until the earlier of twelve months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If Mr. Coghlan should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     If payments to Mr. Coghlan under his employment agreement (together with any other payments or benefits he receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon a change in control of the Company, and such payments are less than 3.59 multiplied by his "base amount" (as defined in Section 280G), then the payments will be reduced so that no portion of the payments will be subject to excise tax under Section 4999. If payments under Mr. Coghlan's employment agreement (together with any other payments or benefits he receives) would exceed 3.59 multiplied by his "base amount," then Mr. Coghlan will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Coghlan upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$238,942	$477,883	$--
Annual Incentive	--	655,000	655,000	--
Equity Awards
• Stock Options	--	197,400	98,700	98,700
• Restricted Stock(1)	--	515,760	1,547,280	1,547,280
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $36.84 per share as of June 28, 2013 multiplied by the number of awards unvested as of June 30, 2013.

   Employment Agreement with Chief Technical Officer

     The employment agreement with Mr. Dobkin, the Company's Vice President of Engineering and Chief Technical Officer is substantially similar to the employment agreement with Mr. Coghlan, as described above, except that Mr. Dobkin’s agreement originally provided for an annual base salary of $280,000, which has been subsequently increased to $421,655.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Dobkin upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$210,828	$421,655	$--
Annual Incentive	--	360,000	360,000	--
Equity Awards
• Stock Options	--	176,250	88,125	88,125
• Restricted Stock(1)	--	294,720	1,049,940	1,049,940
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $36.84 per share as of June 28, 2013 multiplied by the number of awards unvested as of June 30, 2013.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

     In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. Significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.

     The Company has entered into change of control agreements with four of its Named Executive Officers. These are discussed under "Executive Compensation — Employment Agreements".

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers and reimbursement of many expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company's request.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the SEC and the Financial Industry Regulatory Authority (“FINRA”). Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     The Company reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, the Company believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 30, 2013.

AUDIT COMMITTEE REPORT

     The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended June 30, 2013:

     The Audit Committee of the Board of Directors has:

  reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2013 with the Company's management;

  reviewed and discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 114, “The Auditor’s Communication With Those Charged With Governance.”; and

  reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP its independence.

     Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent registered public accounting firm and the Company's management, the Audit Committee has recommended to the Board of Directors that the Company's financial statements for the fiscal year ended June 30, 2013 be included in the Company's 2012 Annual Report on Form 10-K.

     The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

Respectfully submitted by:

The Audit Committee
September 16, 2013

Thomas S. Volpe, Chairman
David S. Lee
Richard M. Moley
John J. Gordon

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: September 16, 2013

LINEAR TECHNOLOGY CORPORATION
ATTN: STOCK ADMINISTRATION
720 SYCAMORE DRIVE
MILPITAS, CA 95035-7487

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M62933-P42719	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
LINEAR TECHNOLOGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors

Nominees:

	01) Robert H. Swanson, Jr.	05) David S. Lee
	02) Lothar Maier	06) Richard M. Moley
	03) Arthur C. Agnos	07) Thomas S. Volpe
04) John J. Gordon

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 29, 2014.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M62934-P42719
LINEAR TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

November 6, 2013 3:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Lothar Maier and Paul Coghlan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LINEAR TECHNOLOGY CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, PST on November 6, 2013, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California, 95035, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS IN ITEM 1 AND FOR ITEMS 2 AND 3. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side